10F-3 Report
CGCM Large Capitalization Value Investments
	3/1/2014		through	8/31/2014

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Synchrony Financial	Cambiar Investors	7/31/2014	Goldman Sachs	143,750,000	214,400	23.000